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                                                                   EXHIBIT 10.24

                              WESTIN/HOT AGREEMENT



          THIS AGREEMENT is made as of this ____ day of May, 1995, by and among, W&S HOTEL L.L.C., a Delaware limited liability company ("LLC"), W & S HOTEL HOLDING CORP., a Delaware corporation ("Holdco"), WESTIN HOTEL COMPANY, a Delaware corporation ("Westin"), SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("SLT"), SLC OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("SLC"), WHWE L.L.C., a Delaware limited liability company ("WHWE"), and WOODSTAR INVESTOR PARTNERSHIP, a Delaware general partnership ("Woodstar").

                            WITNESSETH, THAT WHEREAS:

          A. Westin is primarily in the business of performing hotel and hotel related services pursuant to management, franchise or representation agreements with respect to hotels located within and outside the United States, including the ownership and acquisition of real estate related assets;

          B. SLT is primarily in the business of owning equity interests in domestic United States hotels that are leased to and generally managed by SLC and SLC is primarily in the business of leasing hotels from SLT and generally managing them;

          C. WHWE and Woodstar have an indirect economic interest in Westin and affiliates of Woodstar have direct and indirect economic interests in SLT and SLC (individually and collectively, "Starwood Lodging");

          D. The parties hereto recognize that each of Westin and Starwood Lodging may have opportunities from time to time with respect to which they compete or could compete or the pursuit of which opportunities by one or the other may be competitive with the pursuits and activities of the other (collectively, "Competitive Activities"); and

          E. The parties hereto desire to confirm and memorialize certain understandings and agreements with respect to certain Competitive Activities and as to certain other matters.

          NOW THEREFORE, in consideration of the foregoing and of other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. CERTAIN DEFINITIONS. As used herein, the following terms have the meanings set forth therefor below:
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          A.  "[C]ONTROL" means, for all purposes set forth in this Agreement, the direct or indirect unilateral ability of one party (the "Controlling Party") either to veto or approve the pursuit of a business opportunity by another party (the "Controlled Party"), regardless of the percentage ownership which the Controlling Party may have in the Controlled Party, provided, however, that (i) the Controlling Party has some direct or indirect ownership interest in the Controlled Party and (ii) the business opportunity as to which such Controlling Party has veto or approval rights is an opportunity which the Controlled Party is permitted to pursue under its organizational documents.

          B. "CORPORATION" means Starwood Lodging Corporation, a Maryland corporation.

          C. "DISPUTE RESOLUTION COMMITTEE" means a committee of three members who shall be individuals, one to be chosen by the WHWE Group (the "WHWE Designee"), one to be chosen by the Starwood Lodging Group (the "Starwood Lodging Designee") and one to be chosen by each of the WHWE and Starwood Lodging Designees (the "Additional Designee"). No Designee shall be a member of any Group nor shall any Designee be in the employ of or under any contractual relationship with any Group. Designees shall be independent, third parties who are experienced in the resolution of commercial disputes. Each Group may replace its designee from time to time with a person meeting the qualifications set forth above and the WHWE Designee and Starwood Lodging Designee may replace the Additional Designee from time to time with a person meeting the qualifications set forth above. A designee may resign from the Dispute Resolution Committee at any time. The Westin Group shall pay the reasonable costs and expenses of the WHWE Designee, the Starwood Lodging Group shall pay the reasonable costs and expenses of the Starwood Lodging Designee and each of the Westin Group and the Starwood Lodging Group shall pay 50% of the reasonable costs and expenses of the Additional Designee. The Dispute Resolution committee shall be empowered to resolve all disputes among the parties hereto arising under this Agreement. All parties agree to cooperate fully with the Dispute Resolution Committee and to provide such documents, witnesses and information as the Dispute Resolution Committee may from time to time request in its proceedings, subject, however, to any party's right to withhold information or documents to the extent delivery of same would violate any legally recognized privilege, such as the attorney/client privilege, or would otherwise place the delivering party in violation of law or of other bona fide contractual or legal obligations or require the waiver of a constitutional or statutory right. The Dispute Resolution Committee may require affidavits and/or testimony under oath from appropriate persons as to factual matters relevant to its proceedings. The Dispute Resolution Committee shall have no power to award punitive damages nor to make any findings as to violation of law or the occurrence of fraud or willful misconduct. However, the Dispute Resolution Committee's


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interpretations of this Agreement in respect of any disputes arising under this
Agreement shall be binding and conclusive upon the parties hereto. The Dispute Resolution Committee's determinations shall be made by a majority vote of the members thereof. The parties hereto shall provide the Dispute Resolution Committee with such further assurances, insurances and/or indemnifications as the Dispute Resolution Committee may from time to time reasonably request.

          D. "EXCLUDED ASSETS" means certain assets of the Starwood Group that were not contributed to SLT or SLC pursuant to the terms of the Formation Agreement, including, but without limitation, Woodstar's interest in the Westin Group.

          E. "FORMATION AGREEMENT" means the Formation Agreement dated as of November 11, 1994 among the Trust (formerly Hotel Investors Trust), the Corporation (formerly Hotel Investors Corporation), Starwood Capital Group, L.P. ("Starwood") and various affiliates of Starwood, as modified by a letter agreement entered into concurrently therewith.

          F. "WHWE GROUP" means, individually and collectively, WHWE and any persons or entities controlled directly or indirectly by WHWE or which are under common direct or indirect control with WHWE or which control WHWE from time to time. The WHWE Group shall not include the Westin Group, the Starwood Lodging Group or the Starwood Group. The WHWE Group shall include, without limitation, those members designated by the WHWE Group.

          G. "GROUP" means a reference to any one or more of the WHWE Group, the Starwood Group, the Starwood Lodging Group or the Westin Group, as appropriate from the context of the reference.

          H. "LLC AGREEMENT" means that certain Amended and Restated Limited Liability Company Agreement of W&S Hotel L.L.C. of even date herewith.

          I.  "MEMBER" has the meaning set forth in the LLC Agreement.

          J. "OFFERINGS" means the offerings of paired shares by Starwood Lodging contemplated by a Form S-2 Registration Statement filed by Starwood Lodging with the Securities and Exchange Commission on May 8, 1995, as such offerings may be modified from time to time.

          K. "PERMITTED WESTIN INVESTMENTS" means, individually and collectively: (i) minority equity investments (i.e., less than 50% of the total equity investment) made in connection with the Westin Group's acquiring, extending or modifying management contracts, leases or franchise or representation agreements, (ii) other equity interests acquired by the Westin Group that are a


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minority portion (i.e., less than 50% of the total asset value a the time of acquisition) of its acquisition of a hotel management company or of the assets of such a hotel management company, (iii) acquisitions where the Starwood Lodging Group co-invests or has the opportunity to co-invest with the "Westin Investors" (which means, individually and collectively, the other owner or owners of the Westin Group, their affiliates or Westin), the opportunity to co-invest meaning an opportunity for the Starwood Lodging Group to acquire 50% of the total equity investment of the Starwood Lodging Group and the Westin Investors on the same basis and with the same rights as the Westin Investors, with management to be as agreed upon by the Starwood Lodging Group and the Westin Investors, and with Westin to be the franchisor, or (iv) equity investments made in any asset which is under management, franchise or representation agreements with the Westin Group as of the date hereof and where, at the time the initial equity investment is made by the Westin Group, such asset remains subject to such management, franchise or representation agreement. For purposes of this definition, "leases" shall mean one or more leases entered into with the Westin Group as lessee in lieu of a management agreement between the lessor and the Westin Group and where, in each case, a majority of the equity interest in the leased asset shall reside with unaffiliated third parties holding direct or indirect interests in the lessor.

          L. "RESTRICTED PERIOD" means, with respect to any particular Westin Opportunity, the period commencing with the vetoing by less than all of the Members of the consummation of such Westin Opportunity and ending on that date which is 270 days subsequent to the date such opportunity was vetoed by less than all of the Members.

          M. "STARWOOD DEBT FUND" means any investment fund sponsored by the Starwood Group from time to time that has, as its principal investment purposes, the origination or acquisition of performing real estate debt-related interests, which may include performing debt interests collateralized by hotel assets.

          N. "STARWOOD GROUP" means, individually and collectively, Starwood and any persons or entities controlled directly or indirectly by Starwood or which are under common direct or indirect control with Starwood or which control Starwood from time to time. The Starwood Group shall not include the Starwood Lodging Group, the WHWE Group or the Westin Group. The Starwood Group shall include, without limitation, those Members designated by the Starwood Group.

          O. "STARWOOD/HOT NON-COMPETE" means the agreement of the Starwood Group with Starwood Lodging that, during the Starwood/HOT Non-Compete Term and subject to the Starwood/HOT Non-Compete Exceptions, the Starwood Group will not compete, directly or indirectly, with Starwood Lodging and will present to Starwood Lodging all acquisitions of (i) fee or ground lease


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interests and other equity interests in hotels in the United States and (ii)
debt interests in hotels in the United States where it is anticipated that the equity will be acquired by the debt holder within one year from the acquisition of such debt.

          P. "STARWOOD/HOT NON-COMPETE EXCEPTIONS" means, individually and collectively, (i) the Excluded Assets and additional investments by the Starwood Group therein; (ii) increases in Westin Group assets that are permitted hereunder or pursuant to the terms of the Formation Agreement; and (iii) warrants, equity participations or similar rights that are incidental to a debt investment by a Starwood Debt Fund.

          Q. "STARWOOD/HOT NON-COMPETE TERM" means the period occurring from and after January 1, 1995 through the later to occur of (i) the third anniversary of the closing of the Offerings or (ii) the date as of which no officer, director, general partner or employee of the Starwood Group is on either the Board of Trustees of the Trust or the Board of Directors of the Corporation.

          R. "STARWOOD LODGING GROUP" means, individually and collectively, Starwood Lodging and persons or entities controlled directly or indirectly by Starwood Lodging or which are under common direct or indirect control with Starwood Lodging or which control Starwood Lodging from time to time. The Starwood Lodging Group shall not include the Starwood Group, the WHWE Group or the Westin Group.

          S. "TRUST" means Starwood Lodging Trust, a Maryland real estate investment trust.

          T. "WESTIN GROUP" means, individually and collectively, the LLC, Holdco and Westin and persons or entities controlled directly or indirectly by the LLC, Holdco or Westin, respectively, or which are under identical direct or indirect control with the LLC, Holdco or Westin, respectively. The Westin Group shall not include the Starwood Group, the WHWE Group or the Starwood Lodging Group.

          U. "WESTIN OPPORTUNITY" means any business opportunity or portion thereof (i) pursued by the Westin Group or (ii) which was presented to the Starwood Group or the WHWE Group exclusively for the benefit for the Westin Group, and which, in either case, is not being pursued independently by the Starwood Group, the Starwood Lodging Group or the WHWE Group. For purposes of this Agreement, an opportunity may be deemed to be independently pursued even though a Group's pursuit of same did not commence prior to or concurrently with the Westin Group's pursuit of same, but an opportunity shall not be deemed to be independently pursued by the Starwood Group, the Starwood Lodging Group or the WHWE Group, as appropriate, if the pursuit by any such Group involves (a) the use of proprietary information held by the


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Westin Group that is not information otherwise available either (x) in the public domain or (y) to such Group directly and other than by reason of its interest in the Westin Group or (b) the intentional use by such Group of Westin Group employees or resources or (c) an opportunity that was presented to such Group exclusively for the benefit of the Westin Group. No opportunity shall be deemed to be a Westin Opportunity if the Westin Group's pursuit of same would violate the agreement of the Westin Group set forth in paragraph 2 below.

          2. AGREEMENT RE PERMITTED WESTIN INVESTMENTS. During any period in which an officer, director, general partner or employee of the Starwood Group is on either the Board of Trustees of the Trust or the Board of Directors of the Corporation (herein, the "Board Period") and the Starwood Group controls the Westin Group, the Westin Group agrees that it will not seek to acquire or acquire domestic United States hotel equity interests (either directly or through the acquisition of debt where it is anticipated that the equity will be acquired by the debt holder within one year from the acquisition of such debt) other than Permitted Westin Investments. The previous sentence shall not be construed as imposing any limitations on the Westin Group's retention of its existing assets as of the date hereof or on its investing additional capital in such existing assets or on its increasing its investment in existing assets. Starwood Lodging agrees to notify the Westin Group and the WHWE Group promptly
(i) of any termination of the Board Period and (ii) of any pursuit by the Westin Group of any opportunity which Starwood Lodging believes the Westin Group may be prohibited from pursuing pursuant to the operation of this paragraph 2.

          3.  LIMITATIONS AS TO INDEPENDENT PURSUIT OF WESTIN OPPORTUNITIES.

          (a) If a Member vetoes the Westin Group's consummation of a Westin Opportunity and less than all of the Members shall have vetoed the Westin Group's consummation of such Westin Opportunity, then the Group of which such vetoing Member is a member shall not pursue such opportunity independently of the Westin Group during the Restricted Period and the non-vetoing Members and the Group of which they are members may pursue such opportunity independently of the Westin Group. For purposes of this paragraph 3 and for determining the applicable Restricted Period, any veto by a Member shall be construed as a veto by all Members who are also members of the same Group and any abstentions or recusals shall be construed as a veto.

          (b) Without limitation on the foregoing, during the Board Period and so long as the Starwood Group controls the Westin Group, then if a Member who is also a member of the Starwood Group shall have vetoed the Westin Group's consummation of a Westin Opportunity and less than all of the Members shall have vetoed the Westin Group's consummation of a Westin


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Opportunity and less than all of the Members shall have vetoed the Westin
Group's consummation of such Westin Opportunity, Starwood Lodging Group shall not pursue such opportunity independently of the Westin Group during the Restricted Period. However, such restriction shall not apply if the Starwood Lodging Group was independently pursuing such opportunity prior to any veto thereof by a Member of the Westin Group (and, in such event, during the Board Period and so long as the Starwood Group controls the Westin Group, any Member who was also a member of the Starwood Group would be required to recuse itself under the provisions set forth in paragraph 4 below).

          Thus, by way of illustration only, and without limitation on the foregoing, an otherwise permissible independent pursuit of an opportunity by the Starwood Lodging Group shall not be pursued during the Restricted Period by the Starwood Lodging Group (unless the Starwood Lodging Group and the Westin Group expressly agree to a joint pursuit) if all of the following shall be true: (i) the pursuit would be during the Board Period; (ii) the Starwood Group controls the Westin Group; (iii) a Member who is also a member of the Starwood Group shall have vetoed the Westin Group's consummation of such opportunity; (iv) less than all of the Members shall have vetoed the Westin Group's consummation of such opportunity; and (v) at the time of such veto, the opportunity was a Westin Opportunity (i.e., it was not being independently pursued by any of the Starwood Group, the Starwood Lodging Group or the WHWE Group and the opportunity was a Permitted Westin Investment).

          The WHWE Group agrees to notify Starwood Lodging promptly of any termination of control over the Westin Group by the Starwood Group.

          4. RECUSAL AS TO CERTAIN OPPORTUNITIES. During any period in which the Westin Group shall be pursing an opportunity and a Member or the Group of which it is a member (or, in the case of the Starwood Group, then during any period in which the Starwood/HOT Non-Compete shall be in effect, the Starwood Lodging Group) shall also be pursuing such opportunity, then the Group of which such Member is a member shall recuse itself from the Westin Group's decision-making with respect to such opportunity during such period. Any such recusal shall not be construed as modifying, abridging, waiving or releasing the agreements of the parties set forth in paragraph 2 above.

          5. DISPUTE RESOLUTION COMMITTEE. In the event of any dispute among the parties hereto with respect to the interpretation or application of this Agreement, the parties hereto agree that such dispute shall be resolved by the Dispute Resolution Committee. Without limitation on the foregoing:

          (i) In the event that the Dispute Resolution Committee shall determine that the Westin Group's pursuit of an


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     opportunity is prohibited under paragraph 2 hereof, then the Westin Group shall either discontinue such pursuit or structure such pursuit in a manner which the Dispute Resolution Committee concludes is not violative of the provisions of said paragraph 2.

          (ii) The Dispute Resolution Committee shall resolve any disputes as to whether an opportunity is a Westin Opportunity or as to whether a Group's pursuit of an opportunity is an independent pursuit in accordance with the requirements of this Agreement.

          (iii) In the event that the Dispute Resolution Committee shall determine that the Starwood Lodging Group's pursuit of an opportunity is prohibited under paragraph 3 hereof, then the Starwood Lodging Group shall either discontinue or refrain from such pursuit or structure any such pursuit in a manner which the Dispute Resolution Committee concludes is not violative of the provisions of said paragraph 3.

          It is the parties stated intent to resolve any disputes with respect to the interpretation and implementation of this Agreement expeditiously and fairly to the interests of all parties and so as to prevent or mitigate any actual damages incurred by a party. The parties agree to cooperate fully with the Dispute Resolution committee to effect these goals. The parties hereto agree not to seek punitive damages against one another with respect to any matter resolved by the Dispute Resolution Committee; however, nothing herein shall be construed as a waiver or release of any rights which a party may have from time to time with respect to the fraud or willful misconduct of another party.

          6. NOTICES. Notices hereunder shall be given in the same manner as notices are required to be given under the LLC Agreement, with notices to Starwood to be given in the same manner as notices to Woodstar thereunder, with notices to the LLC, Holdco and Westin to be given c/o both Woodstar and WHWE and with notices to Starwood Lodging to be given at the following address (until further written notice): 11845 West Olympic Blvd., Suite 550, Los Angeles, California 90064 Attention: Jeffrey C. Lapin (with a copy of any such notice being given concurrently to Starwood Capital Group, L.P., Three Pickwick Plaza, Suite 250, Greenwich, CT 06830 Attention: Barry S. Sternlicht).

          7. WESTIN/HOT FRANCHISE AGREEMENT. Annexed hereto is a schedule of pre-agreed terms and provisions for any franchise agreement which the Westin Group may enter into with the Starwood Lodging Group. Such pre-agreed schedule shall not be construed as obligating any party to enter into any such franchise agreement and finalization of any such franchise agreement shall


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be subject to the applicable parties' reaching agreement as to all terms and provisions not dealt with on such schedule.

          8. CONFLICTS. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and those of the LLC Agreement, the terms and provisions of this Agreement shall control.

          9. SPECIAL AGREEMENT. In the event that any Member elects to structure an equity investment that is a Westin Opportunity with equity ownership in a separate joint venture pursuant to the terms of the LLC Agreement, then the interest that would otherwise be held by the Starwood Group may, at its direction and subject to the requirements of the Starwood/HOT Non-Compete, be held by any one or more of (i) the Starwood Group, (ii) the Starwood Lodging Group or (iii) investors or their affiliates who then have an interest in the Westin Group through the Starwood Group but who are not members of the Starwood Group and who are not bound by any applicable non-competition agreement or legal requirement to the Starwood Lodging Group (individually and collectively, "Starwood Investors"). In the event that as a result of the Starwood Group's exercise of such right, any Starwood Investors or the Starwood Lodging Group shall have control over such investment, then the provision of such control to such Starwood Investors or to the Starwood Lodging Group shall be subject to the WHWE Group's prior written approval, such approval not to be unreasonably withheld or delayed. In the event the Starwood Lodging Group declines to make such investment and, as a result of the Starwood/HOT Non-Compete, the Starwood Group is prohibited from making such investment, then the Starwood Lodging Group shall not object to the Starwood Investors making such investment without the Starwood Group.

          10. COUNTERPART EXECUTION. This Agreement may be executed in counterparts, all of which shall constitute one and the same Agreement. The Westin Group (other than Westin) acknowledge that execution of this Agreement by Westin shall not occur until immediately after the acquisition by the Westin Group of an interest in Westin. The Westin Group (other than Westin) agree to cause such immediate execution of this Agreement by Westin.

          11. CERTAIN EXCULPATION. The name "Starwood Lodging Trust" is a designation of the Trust and its Trustees (as Trustees but not personally) under a Declaration of Trust dated August 25, 1969, as amended and restated as of June 6, 1988 and as further amended, and all persons dealing with the Trust shall look solely to the Trust's assets for the enforcement of any claims against the Trust, as the Trustees, officers, agents and security holders of the Trust, in such respective capacities, assume no personal obligations of the Trust, and their respective


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individual assets shall not be subject to the claims of any person relating to such obligations by reason of such capacity.

          IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the day and year first above written.


                    W & S HOTEL, L.L.C.,
                    a Delaware limited liability
                      company


                    By:________________________
                       Name:
                       Title:



                    W & S HOTEL HOLDING CORP.,
                    a Delaware corporation


                    By:_________________________
                       Name:
                       Title:



                    WESTIN HOTEL COMPANY,
                    a Delaware corporation


                    By:_________________________
                       Name:
                       Title:




                    SLT REALTY LIMITED PARTNERSHIP,
                    a Delaware limited partnership


                    By: STARWOOOD LODGING TRUST,
                        its general partner


                        By:_________________________
                           Name:
                           Title:


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                    SLC OPERATING LIMITED PARTNERSHIP,
                    a Delaware limited partnership


                    By: STARWOOD LODGING CORPORATION,
                        general partner


                        By:_________________________
                           Name:
                           Title:



                    WHWE L.L.C.,
                    a Delaware limited liability
                      company


                    By:__________________________
                       Name:
                       Title:



                    WOODSTAR INVESTOR PARTNERSHIP,
                    a Delaware general partnership

                    By: MARSWOOD INVESTORS, L.P.,
                        its general partner

                        By: STARWOOD CAPITAL GROUP,
                            L.P., its general partner

                            By: BSS CAPITAL PARTNERS,
                                L.P., its general
                                  partner

                                By: STERNLICHT HOLDINGS
                                    II, INC., its
                                    general partner


                                   By:_________________________
                                      Name:
                                      Title:


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